Exhibit 99.2

TRADING DATA

Name	Date of Transaction	Number of B Shares Purchased/(Sold)	Number of ADSs Purchased/(Sold)	Daily Weighted Average Price Per Share (U.S.$)*

Weston Hill Equity Holdings, LP	10/31/2014	52,000	-	6.80

*	Purchases on the Mexican Stock Exchange. Price converted into U.S. dollars using the exchange rate at close, as reported by Bloomberg L.P. Excluding broker commissions.